SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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WUHAN GENERAL GROUP (CHINA), INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[WUHAN GENERAL LETTERHEAD]

May 11, 2009

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2009 Annual Meeting of Stockholders of Wuhan General Group (China), Inc., which will be held at the Wuhan East Lake Hotel, No. 142 East Lake Road, Wuhan, Hubei 430077, People’s Republic of China, on Tuesday, June 23, 2009, commencing at 9:00 a.m., local time.  The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own.  Whether or not you plan to attend the meeting, please complete, sign and date the accompanying proxy card and promptly return it in the enclosed prepaid envelope prior to the meeting so that your shares may be represented at the meeting.  Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

Sincerely yours,

Xu Jie
Chief Executive Officer

WUHAN GENERAL GROUP (CHINA), INC.
Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China

Notice of Annual Meeting of Stockholders
To be held on Tuesday, June 23, 2009

Notice is hereby given that the Annual Meeting of Stockholders of Wuhan General Group (China), Inc., a Nevada corporation, will be held on Tuesday, June 23, 2009, at 9:00 a.m., local time, at the Wuhan East Lake Hotel, No. 142 East Lake Road, Wuhan, Hubei 430077, People’s Republic of China for the following purposes:

1.	To elect seven directors for terms expiring at the 2010 Annual Meeting of Stockholders; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on May 5, 2009 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments.  A list of such stockholders will be available for inspection by any stockholder during ordinary business hours at our principal place of business at Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone, Wuhan, Hubei 430200, People’s Republic of China for the ten day period preceding the Annual Meeting.  The stockholder list also will be available for inspection by any stockholder at the time and place of the Annual Meeting.  Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

By Order of the Board of Directors,

Xu Jie
Secretary

Wuhan, People’s Republic of China
May 11, 2009
IMPORTANT

Whether or not you expect to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the envelope provided.  In the event you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

WUHAN GENERAL GROUP (CHINA), INC.
Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China
(86) 27-5970-0069

Proxy Statement
Annual Meeting of Stockholders
To be held on Tuesday, June 23, 2009

General Information

The Board of Directors of Wuhan General Group (China), Inc., a Nevada corporation, is furnishing this Proxy Statement to the holders of its Common Stock, in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Wuhan East Lake Hotel, No. 142 East Lake Road, Wuhan, Hubei 430077, People’s Republic of China, at 9:00 a.m., local time, on Tuesday, June 23, 2009, and at any and all adjournments thereof.  You may obtain directions to the location of the Annual Meeting by visiting www.wuhangeneral.com/2009AnnualMeeting.

A proxy delivered pursuant to this solicitation is revocable at the option of the person giving it at any time before it is exercised.  A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Secretary of Wuhan General prior to the Annual Meeting or by attending and voting at the Annual Meeting.  Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.  Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the stockholder’s directions if the proxy card is duly executed and returned prior to the Annual Meeting.  If no directions are specified, the shares will be voted “FOR” the election of the director nominees recommended by the Board of Directors and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.

Wuhan General will bear the expense of preparing, printing and mailing this Proxy Statement and soliciting the proxies it is seeking.  In addition to the use of the mails, proxies may be solicited by officers, directors and employees of Wuhan General, in person or by telephone, e-mail or facsimile transmission.  Wuhan General also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the Record Date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice.  Your cooperation in promptly completing, signing and returning the enclosed proxy card will help to avoid additional expense.

This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about May 14, 2009.  A copy of the 2008 Annual Report to Stockholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission (the “SEC”), is being mailed with this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 23, 2009:

This Proxy Statement and the 2008 Annual Report to Stockholders are available at www.wuhangeneral.com/2009AnnualMeeting.

Voting Rights

Wuhan General’s Common Stock is the only class of securities entitled to vote at the Annual Meeting.  The close of business on May 5, 2009 has been fixed as the Record Date for the determination of our stockholders entitled to notice of, and to vote at, the 2009 Annual Meeting.  Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting.  As of April 28, 2009, we had outstanding 25,600,133 shares of Common Stock.  Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to the stockholders.

Quorum and Voting Requirements

For each proposal to be considered at the Annual Meeting, the holders of a majority of the number of votes entitled to vote on such matter at the meeting, present in person or by proxy, will constitute a quorum.  Both abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum.  A “broker non-vote,” however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority.  “Broker non-votes” are votes that brokers holding shares of record for their customers (i.e., in “street name”) are not permitted to cast under applicable stock market regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals, and, therefore, the brokers have advised us that they lack voting authority.

With regard to Proposal One (Election of Directors), votes may be cast for the nominees or may be withheld.  Each director nominee was recommended by the Board of Directors, and all nominees are current directors, standing for re-election.  The election of directors requires a plurality of the votes cast, and the seven nominees receiving the greatest number of votes will be elected.  Votes that are withheld, abstentions and broker non-votes are not considered “votes cast” and therefore will have no effect on the outcome of Proposal One.

Proposal One:
Election of Directors

Action will be taken at the Annual Meeting for the election of seven directors.  Each director elected at the Annual Meeting will serve until the 2010 Annual Meeting or until his successor is elected and qualified.  Proxies can be voted for only seven nominees.

The Board of Directors has no reason to believe that any of the nominees for director will not be available to stand for election as director.  However, if some unexpected occurrence should require the substitution by the Board of Directors of some other person or persons for any one or more of the nominees, the proxies may be voted in accordance with the discretion of the named proxies “FOR” such substitute nominees.

The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of Wuhan General of the nominees for election as directors are set forth below.

Nominees for Director

Ge Zengke, age 54. Mr. Ge has served as a director since April 2007.  Mr. Ge became a General Manager of Wuhan General upon consummation of the share exchange on February 7, 2007. He has served in the same capacity at Wuhan Generating since January 2006. From 2002 until 2006, Mr. Ge served as General Manager of Wuhan Changli Power Station Equipment Co. Ltd. Throughout his career, Mr. Ge has served as General Manager with several other companies, including Wuhan Qihong Enterprises Development Co., Ltd (a foreign venture) and Wuhan Xiangshuo Science and Technology Co., Ltd. Mr. Ge has served as a Manufacturing Planner, Dispatcher and Director of Wuhan Steam Turbine Generator Plant. He also has served as head of a Generator Plant with Changjiang Energy Group and as Director of Generator Works with the China Chang Jiang Energy Corporation, which later became Wuhan Turbine Works.

Huang Zhaoqi, age 46.  Mr. Huang has served as a director since April 2009.  Mr. Huang also became Vice General Manager (Turbine) in April 2009. Prior to this, Mr. Huang served as Assistant President and Vice General Manager of Wuhan Blower Co., Ltd. from October 2006 until April 2008.  From 2004 until 2006, Mr. Huang served as the Manager of the Enterprise Administration Department of Kingway Brewery Holdings Limited, a company listed on the Hong Kong Stock Exchange.  Mr. Huang has over 20 years of engineering and managerial experience.  Mr. Huang holds an MBA from Macau University of Science and Technology.

David K. Karnes, age 60. Mr. Karnes has served as a director since April 2007.  Since 1989, Mr. Karnes has served as Of Counsel at the law firm of Kutak Rock, LLP, a multipurpose international law firm. His practice areas include banking, finance, governmental relations, real estate, securities, administrative and regulatory law. Since 1989, Mr. Karnes has also served as President and CEO of The Fairmont Group, Inc., a merchant banking and consulting firm. Mr. Karnes is a former U.S. Senator from Nebraska, serving as a member of the Banking, Housing and Urban Affairs Committee, the Agriculture, Nutrition and Forestry Committee and the Small Business Committee. Mr. Karnes is also a member of the board of directors of the Federal Home Loan Bank of Topeka and a member of the board of directors and audit committee of Western Community Bancshares, Inc. and of Banco Buena Ventura, Inc.

Brian Lin, age 44. Mr. Lin has served as a director since April 2007. Since October 2006, Mr. Lin has served as a director and CEO of China Fire & Security Group, Inc., a developer and manufacturer of fire safety products in China. Since January 2006, Mr. Lin has served as Vice President of Sureland Industrial Fire Safety Limited, a leading provider of industrial fire protection systems for industrial clients in China, and a subsidiary of China Fire & Security Group, Inc. Prior to joining Sureland, from 2001 to 2005, Mr. Lin served as CEO of Beijing Linkhead Technologies, a value-added reseller of telecommunications products in China.

Shi Yu, age 38.  Mr. Shi has served as a director since March 2009.  He has 20 years of banking and financial management experience.  Mr. Shi is currently the president and general manager of Hubei Zhongkun Zhaofu Investment Guaranty Co., Ltd. where he is responsible for daily operations and management of the company and establishing overall company management policies and business operation models. Directly prior to this, Mr. Shi was president of the Bank of China Hubei sub-branch. He has also held several positions at the Credit Management Division of Bank of China, including deputy chief of the Due Diligence Office, credit appraiser, and secretary of the Credit Appraisal Committee of Bank of China Hubei Branch. Mr. Shi holds an MBA from North Jiaotong University.

Xu Jie, age 47.  Chairman of the Board.  Mr. Xu became President, Chief Executive Officer and Secretary of the Company, and Chairman of the Board, upon consummation of the share exchange on February 7, 2007. Mr. Xu has served as legal representative, President and CEO of Wuhan Blower since its inception in March 2004, following the privatization of Wuhan Blower Works. He has over 20 years of production experience, and worked in the Wuhan Blower Works sales department from 1979 until 1998. Mr. Xu is also the owner and Director of Fame Good International Limited, which is our controlling stockholder.

Zheng Qingsong, age 35. Mr. Zheng has served as a director since March 2008. Mr. Zheng has practiced law in China since 1998, and he is currently Vice Director and a partner at Hubei Junlin Law Firm. Mr. Zheng received his law degrees from Wuhan Jianhan University and Zhongnan University of Economics and Law. In 2006, Mr. Zheng was selected as a member of the Chinese People’s Political Consultative Committee of Wuhan Hongshan District.

The Board of Directors recommends a vote “FOR”
the nominees listed in Proposal One for election to the Board of Directors.

Executive Officers of Wuhan General

Our executive officers are elected annually and serve at the pleasure of the Board of Directors.  The following sets forth certain information with respect to our executive officers.  The biographies of Messrs. Xu, Ge and Huang are provided above under “Proposal One: Election of Directors.”

Xu Jie	47	Chief Executive Officer and Chairman of the Board
Haiming Liu	44	Chief Financial Officer and Treasurer
Ge Zengke	54	General Manager
Huang Zhaoqi	46	Vice General Manager (Turbine)
Liu Shupeng	44	Vice General Manager (Blower)

Haiming Liu. Mr. Liu became Chief Financial Officer and Treasurer on May 4, 2008. Prior to this time, Mr. Liu worked in a variety of roles for over 13 years at the accounting firm of PricewaterhouseCoopers (“PWC”). From 1995 to 2002, Mr. Liu served as an auditor with PWC in Vancouver, British Columbia. In 2002, Mr. Liu became a Training Manager with PWC in Shanghai, China. From the end of 2002 through April 2008, Mr. Liu served as a Manager and Senior Manager with PWC in Chongqing, China. Prior to his employment with PWC, Mr. Liu was a lawyer and legal advisor in China. Mr. Liu also served as an English and Mandarin language translator on the Faculty of Commerce & Business Administration at the University of British Columbia.

Liu Shupeng. Mr. Liu became Vice General Manager (Blower) upon consummation of the share exchange on February 7, 2007. He has served in the same capacity at Wuhan Blower since July 2004. He is responsible for overall manufacturing and technology development. He has over 20 years of experience in the production of industrial blowers. In 1982, Mr. Liu joined Wuhan Blower Works, where he served as the Director of the Technology Center, Vice Factory Director, and Chief Engineer. He became Vice General Manager of Wuhan Blower Co., Ltd in 2004. He has studied advanced English at Hubei Economic Management College, and fan technology with Mitsubishi Heavy Industries of Japan. Mr. Liu earned a graduate degree in Economics and Management from Huazhong University of Science and Technology and received his undergraduate degree in fluid mechanics from Huazhong University of Science and Technology.

Corporate Governance

We have established corporate governance practices designed to serve the best interests of Wuhan General and our stockholders.  We are in compliance with the current corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market.  Our current Code of Business Conduct and Ethics and charters for certain committees of the Board of Directors are available on our corporate website at www.wuhangeneral.com under the heading “Investor Relations.”

Set forth below is information regarding the meetings of the Board of Directors during 2008, a description of the Board’s standing committees and additional highlights of our corporate governance policies and procedures.

Committees and Meetings of the Board of Directors

Board Composition.  The Board of Directors presently consists of seven members.  The current members of the Board of Directors are Ge Zengke, Huang Zhaoqi, David K. Karnes, Brian Lin, Shi Yu, Xu Jie and Zheng Qingsong.  The Board has determined that the following directors, who constitute a majority of the Board (four), are independent in accordance with the Nasdaq and SEC rules governing director independence: David K. Karnes, Brian Lin, Shi Yu and Zheng Qingsong.

Meetings of the Board of Directors.  During fiscal year 2008, the Board of Directors met one time.  During that period, each of the incumbent directors attended at least 75% of the aggregate number of meetings held by the Board and by each of the committees on which such director served.

Board Committees. Our Board of Directors currently has two standing committees: the Audit Committee and the Compensation Committee.  The principal functions and the names of the directors currently serving as members of each of those committees are set forth below.  In accordance with applicable Nasdaq and SEC requirements, the Board of Directors has determined that each director serving on the Audit and Compensation committees is an independent director.

Audit Committee.  The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to our financial matters.  The Audit Committee operates under a written charter, a copy of which is available on our website at www.wuhangeneral.com under the heading “Investor Relations.”  Under the charter, the committee’s principal responsibilities include reviewing our financial statements, reports and releases; reviewing with the independent auditor all critical accounting policies and alternative treatments of financial information under generally accepted accounting principles; appointing, compensating, and retaining and overseeing the work of the independent auditor.

The Audit Committee met five times during 2008.  The current members of the Audit Committee are Brian Lin (Chairman), David K. Karnes and Shi Yu.  The Board of Directors has determined that Mr. Lin is an “audit committee financial expert,” as that term is defined in SEC rules.

Compensation Committee. The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers.  The Compensation Committee operates under a written charter, a copy of which is available on our website at www.wuhangeneral.com under the heading “Investor Relations.”  Under the charter, the committee’s principal responsibilities include making recommendations to the Board on the Company’s compensation policies, determining the compensation of senior management, making recommendations to the Board on the compensation of independent directors and approving performance-based compensation.  The Compensation Committee is in the process of developing procedures for determining executive and director compensation.

The Compensation Committee did not meet during 2008.  The current members of the Compensation Committee are Shi Yu (Chairman), David K. Karnes and Brian Lin.

Director Nominations

We do not have a formally constituted nominating committee or charter.  Instead, our Board of Directors adopted a Director Nomination Policy, which provides for the nomination of persons to serve on our Board upon the approval of a majority of our independent directors.  The qualifications of recommended candidates also will be reviewed and approved by the full Board.  Our Board, through the adoption of the Director Nomination Policy, has indicated its preference for this approach.  Under the Director Nomination Policy, the independent directors consider the following factors when qualifying candidates:  current composition of the Board and the characteristics of each candidate under consideration, including that candidate’s competencies, experience, reputation, integrity, independence, potential for conflicts of interest and other appropriate qualities.  When considering a director standing for re-election, in addition to the factors described above, the independent directors consider that individual’s past contribution and future commitment to the Company.  The independent directors evaluate all candidates, regardless of the source from which the candidate was first identified, based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes.  For information regarding director nominations by security holders, see the “Corporate Governance—Corporate Governance Policies—Policy for Consideration of Director Candidates Recommended by Security Holders.”

Corporate Governance Policies

In addition to corporate governance matters described throughout this Proxy Statement, some additional highlights of our corporate governance policies and procedures are set forth below:

Code of Ethics.  Our Code of Business Conduct and Ethics (the “Code of Ethics”) applies to all of our directors, executive officers and employees.  The Code of Ethics is available on our website at www.wuhangeneral.com under the heading “Investor Relations.”  We intend to disclose any amendments to our Code of Ethics, and any waiver from a provision of the Code of Ethics granted to our Chief Executive Officer, Chief Financial Officer or Controller, on our website within four business days following such amendment or waiver.

Executive Sessions of Independent Directors.  The Board of Directors is responsible for scheduling regular executive sessions of our independent directors.  At executive sessions, our independent directors meet without management or any non-independent directors present.  The independent directors are responsible for establishing the agenda at executive sessions.  The Board believes that executive sessions foster open and frank communication among the independent directors, which will ultimately add to the effectiveness of the Board, as a whole.

Committee Authority to Retain Independent Advisors.  Each of the Audit Committee and the Compensation Committee has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by Wuhan General.

Accounting Complaint Policy.  The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

No Executive Loans.  We do not extend loans to executive officers or directors, and we have no such loans outstanding.

Policy for Director Attendance at Annual Meetings.  It is the policy of Wuhan General and our Board of Directors that all directors attend the Annual Meeting of Stockholders and be available for questions from stockholders, except in the case of unavoidable conflicts.  Wuhan General did not hold an Annual Meeting of Stockholders in 2008.

Process for Security Holders to Send Communications to the Board.  We encourage security holder communication with the Board of Directors.  Any security holder who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to the Secretary of Wuhan General at our principal executive offices.  Any communication should indicate that you are a Wuhan General security holder and clearly specify whether it is intended to be made to the entire Board or to one or more particular director(s).

Policy for Consideration of Director Candidates Recommended by Security Holders.  We welcome recommendations for director candidates from security holders.  In order to make a recommendation, a security holder should submit the following information to the Board of Directors:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;

•
written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read our Code of Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code of Ethics or required a waiver, (4) is, or is not, “independent” as that term is defined by Nasdaq and SEC rules, and (5) has no plans to change or influence the control of Wuhan General;

•
the name of the recommending stockholder as it appears in our books, the number of shares of Common Stock that is owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name (if the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references, including contact information; and

•	any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.

This information should be sent to the Board of Directors, c/o Xu Jie, Secretary at our principal executive offices, who will forward it to the Board of Directors.  The committee does not necessarily respond to security holder recommendations.

Report of Audit Committee

Notwithstanding anything to the contrary set forth in any of Wuhan General’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

The Audit Committee of the Board of Directors is composed of three directors and operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at www.wuhangeneral.com under the heading “Investor Relations.”  The members of the committee meet the independence requirements of SEC rules and Nasdaq listing standards.

Management is responsible for Wuhan General’s internal controls, financial reporting process and compliance with laws, regulations and ethical business standards.  The independent auditors are responsible for performing an independent audit of Wuhan General’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors.  The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the committee certify that the independent auditor is “independent” under applicable rules. The committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the committee’s members in business, financial and accounting matters.

In this context, the Audit Committee has met and held discussions with management and the independent auditors.  Management represented to the Audit Committee that Wuhan General’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.  The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

Wuhan General’s independent auditors also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent auditors that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Wuhan General’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

Brian Lin, Chairman
David K. Karnes
Shi Yu

Auditor Fees

The Audit Committee has selected Samuel H. Wong & Co., LLP (“SHW”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009.  We first engaged SHW in March 2007, and it has served as our principal accounting firm since that time.  The amounts shown below for 2007 do not include any fees prior to March of that year.  A representative of SHW is expected to be present at the 2009 Annual Meeting of Stockholders and will be available to respond to appropriate questions.  The representative also will have an opportunity to make a statement if he or she desires to do so.  Approval of our accounting firm is not a matter required to be submitted to the stockholders.

Audit Fees. The aggregate fees billed by SHW for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K and the reviews of the financial statements included in our quarterly reports on Form 10-Q totaled $145,000 for the fiscal year ended December 31, 2008 and $160,000 for the fiscal year ended December 31, 2007.

Audit-Related Fees. The aggregate fees billed by SHW related to assurance and similar services totaled $7,343 for the fiscal year ended December 31, 2008 and $20,980 for the fiscal year ended December 31, 2007.  These fees were principally related to various reimbursable expenses such as travel and telephone costs.

Tax Fees.  The aggregate fees billed by SHW for professional services rendered for tax compliance, tax advice or tax planning totaled $0 for the fiscal year ended December 31, 2008 and $0 for the fiscal year ended December 31, 2007.

All Other Fees.  The aggregate of all other fees for services provided by SHW were $0 for the fiscal year ended December 31, 2008 and $0 for the fiscal year ended December 31, 2007.

The Audit Committee Charter provides that the Audit Committee has sole authority and responsibility to approve in advance the retention of independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees paid for such services. Pre-approval of non-audit services is not required if it falls within an exception established by the SEC. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Executive and Director Compensation

Executive Compensation

The following table sets forth information concerning the annual compensation earned by our Chief Executive Officer for the periods specified.  None of our executive officers received total annual salary and bonus compensation in excess of $100,000 for 2008.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	All Other Compensation ($)(1)	Total ($)(1)
Xu Jie(2)	2008	$15,800	$4,000	$19,800
Chief Executive Officer and Chairman of the Board	2007	13,655	—	13,655

(1)
The amounts shown in this table were paid in RMB and were translated into U.S. dollars at the rate of $0.1436 per RMB for 2008 and $0.1313 per RMB for 2007, which are the average 12 month exchange rates that the Company used in its audited financial statements for such years.

(2)
Mr. Xu became our President, Chief Executive Officer, Secretary and Chairman of the Board upon the closing of the share exchange transaction on February 7, 2007. Prior to such date, Mr. Xu served at our subsidiary Wuhan Blower.

Pursuant to his employment agreement, Haiming Liu, our Chief Financial Officer and Treasurer, receives an annual base salary of 700,000 RMB (approximately $102,500 as of April 28, 2009).  The Company also reimburses Mr. Liu for his apartment rental expense, car expenses and two roundtrip domestic airline tickets per quarter.  Since Mr. Liu joined the Company on May 4, 2008, his compensation did not exceed $100,000 for 2008.

Other than Mr. Liu, our executive officers receive an annual salary and a monthly bonus.  The annual salaries range from approximately $15,800 to $18,000.  The monthly bonuses vary depending on the performance of the Company.  In 2008, each executive officer other than Haiming Liu and Xu Jie received bonuses of up to $14,500.

In accordance with PRC law, we contribute specified amounts to government-managed benefit plans for our employees. Benefits include pension, medical insurance, disability and unemployment.  The amounts of our contributions are specified by the PRC government based on each employee’s compensation and length of service, up to a maximum required contribution. The PRC government is responsible for the payment of benefits to employees.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plans.

Stock Option Plan

On November 30, 2007, our Board of Directors adopted the Wuhan General Group (China), Inc. 2007 Stock Option Plan, which we refer to as the “2007 Plan.”  The 2007 Plan, which became effective on November 30, 2007, is intended to assist us in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in our future success by aligning their interests with those of the Company and its stockholders. The 2007 Plan provides that the maximum number of shares of the Company’s common stock that may be issued under the 2007 Plan is 3,000,000 shares. The 2007 Plan will expire on November 30, 2017. The above description is qualified in its entirety by reference to the Wuhan General Group (China), Inc. 2007 Stock Option Plan, a copy of which was filed as Exhibit 10.1 to our 8-K filed on December 6, 2007.

No stock options or other equity compensation awards were awarded to executive officers during the fiscal years ended December 31, 2008 and 2007.  Our independent directors - Messrs. Karnes, Ku and Lin - received stock options in accordance with our director compensation package, which is described under “Executive Compensation—Director Compensation.”

Director Compensation

On November 30, 2007, our Board of Directors approved a new compensation package for outside directors who are independent in accordance with the Nasdaq and SEC rules governing director independence. The compensation package, which was deemed effective January 1, 2007, provides for the following:

•	Each eligible director will receive an annual $20,000 cash retainer.

•
Each eligible director residing in Wuhan, China will receive a $1,000 fee for each board or committee meeting attended. Each eligible director who resides outside of Wuhan, China, will receive a $1,000 fee for each board or committee meeting attended by telephone and $5,000 for each board or committee meeting attended in person.

•	Each eligible director will receive the option to purchase 20,000 shares of our common stock per year. The stock options will vest in four equal quarterly installments over one year.

•	The Chairman of our Audit Committee will receive an additional annual fee of $5,000.

•	All directors will be reimbursed for out-of-pocket expenses associated with their service to the Company.

We do not currently provide our non-independent directors with any additional compensation, including grants of stock options, for their services on the Board of Directors, except for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

The following table sets forth information concerning the compensation of our non-management directors for the year ended December 31, 2008.

2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Total ($)
David K. Karnes	$20,000	$17,330	$37,330
Ku Shaodong(3)	16,000	17,330	33,330
Brian Lin	25,000	17,330	42,330
Zheng Qingsong	20,000	—	20,000

(1)
Amounts in this column reflect the expense recognized by the Company for accounting purposes calculated in accordance with FASB Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”) with respect to stock options issued under the Company’s 2007 Plan.  The weighted-average fair value of each stock option was calculated at $0.8665, and each independent director who served at the beginning of 2008 received options to purchase 20,000 shares of common stock in the year ended December 31, 2008.  In calculating the fair value of stock option awards under FAS 123R, we assumed an expected holding period of 107.50 months, a risk-free interest rate of 3.97% and an expected volatility of 20%.

(2)	As of December 31, 2008, our non-management directors held the following stock options:

Name	Stock Options
David K. Karnes	40,000
Ku Shaodong	40,000
Brian Lin	40,000

(3)	Mr. Ku resigned as a director on November 30, 2008.

Employment Agreements with Executive Officers

In accordance with Chinese law, our Chinese operating subsidiaries maintain basic employment agreements with all our employees, including our executive officers.  Under these agreements, our executive officers are not entitled to severance payments upon the termination of their employment agreements or a change of control of the Company.  They are subject to customary non-competition and confidentiality covenants.

In addition, we have a separate employment agreement with Haiming Liu, our Chief Financial Officer and Treasurer.  Pursuant to the employment agreement with Haiming Liu dated May 1, 2008, Mr. Liu is entitled to receive an annual base salary of 700,000 RMB (approximately $102,500 as of April 28, 2009).  In addition, the employment agreement entitles Mr. Liu to an option to purchase 100,000 shares of the Company’s common stock, subject to the following vesting schedule:  (i) 10% upon completion of his first year of employment, (ii) 40% upon completion of his second year of employment and (iii) 50% upon completion of his third year of employment.  The Company also reimburses Mr. Liu for apartment rental expense, car expenses and two roundtrip domestic airline tickets per quarter.  Mr. Liu’s employment agreement has an initial term of one year and is renewable upon mutual agreement of the Company and Mr. Liu.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Karnes, Lin and Shi.  None of the members of the Compensation Committee is a current or former officer or employee of Wuhan General or any of our subsidiaries.  There are no compensation committee interlocks or insider participation in compensation decisions that are required to be disclosed in this Proxy Statement.

Equity Compensation Plan Information

We maintain one stock-based employee compensation plan — the 2007 Stock Option Plan, which we refer to as the “2007 Plan.”  The maximum aggregate number of shares of common stock that may be issued under this plan and to which awards may relate is 3,000,000 shares.

The following table provides information about option awards under the 2007 Plan as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans previously approved by security holders	120,000	$7.63	2,880,000
Equity compensation plans not approved by security holders	—	—	—
Total	120,000	$7.63	2,880,000

Related Party Transactions

In connection with our February 2007 private placement, Wuhan General and Fame Good International Limited (“Fame Good”), the Company’s controlling stockholder, entered into a securities escrow agreement with the private placement investors in which Fame Good agreed to certain “make good” provisions. In the securities escrow agreement, the parties established a minimum performance threshold of $22,000,000 in net income for the 12 months ended December 31, 2008.  Fame Good deposited into escrow a total of 9,000,000 shares of our common stock. If we do not achieve the 2008 performance threshold, some or all of the escrowed shares will be delivered pro rata to the private placement investors, with the amount distributed dependent upon the amount by which we fail to achieve the performance threshold. If we meet or exceed the performance threshold, the escrowed shares will be returned to Fame Good.  Only those private placement investors who hold Series A preferred stock at the time the escrow shares become deliverable are entitled to their pro rata portion of such escrow shares.  The foregoing is only a summary of the “make good” arrangements and is qualified by the exact terms of those provisions contained in the securities escrow agreement which was filed as Exhibit 10.4 to our Form 8-K filed on February 13, 2007.

Also in connection with the private placement, we entered into a lock-up agreement with Fame Good.  Under the terms of the lock-up agreement, Fame Good agreed not to sell any shares of our common stock until February 5, 2011, unless permitted by the February 2007 private placement investors. The lock-up agreement contains a limited exception for bona fide gifts.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 28, 2009 by (i) each person known by us to be the beneficial owner of more than 5% of our Common Stock, (ii) our directors, (iii) our principal executive officer and (iv) our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Percentage of Common Stock Owned (1)
Five Percent Stockholders (other than directors and principal executive officer):
Adam Benowitz and Vision Capital Advisors, LLC(2)(3)	2,541,969	9.9%
Bank of America Corporation(2)(4)	2,584,498	9.9%
Citigroup Inc.(2)(5)	2,701,924	9.9%
QVT Financial, LP(2)(6)	2,069,086	7.6%
The TCW Group, Inc.(2)(7)	2,766,702	9.9%

Directors and Principal Executive Officer:
Xu Jie(8)	17,887,446	69.9%
Ge Zengke	0	*
Huang Zhaoqi	0	*
David K. Karnes(9)	50,000	*
Brian Lin(10)	40,000	*
Zheng Qingsong	0	*
Shi Yu	0	*
Directors and Executive Officers as a group (9 persons)(11)	17,977,446	70.0%

*           Less than 1%.

(1)
Applicable percentage ownership is based on 25,600,133 shares of Common Stock outstanding as of April 28, 2009. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently issuable upon conversion or exercisable within 60 days of April 28, 2009, are deemed to be beneficially owned by the person holding such convertible securities or warrants for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
These holders received shares of our Series A Convertible Preferred Stock and Series A, Series B and Series J Warrants to purchase shares of our Common Stock in a private placement transaction on February 7, 2007. In addition, we issued Series B Convertible Preferred Stock to certain of these holders in connection with the exercise of Series J Warrants, which expired on November 7, 2008. Until the preferred stock is converted or the warrants exercised, these holders have only limited voting rights with respect to the preferred stock and no voting rights with respect to the warrants. Because the preferred stock and warrants are presently convertible into or exercisable for shares of Common Stock, the holders are deemed to beneficially own such shares of Common Stock. It is for this reason that the percentages shown add to more than 100%.

(3)
Based on a Schedule 13G and any amendments thereto filed by Adam Benowitz, Vision Capital Advisors, LLC and its affiliates (collectively, “Vision”) and other information obtained by the Company. Vision owns 2,465,652 shares of Common Stock.  Vision also owns 1,971,117 shares of Series A Convertible Preferred Stock and 3,004,292 shares of Series B Convertible Preferred Stock, which collectively are convertible into 4,975,409 shares of our Common Stock. In addition, Vision holds Series A and B Warrants, which entitle it to purchase 1,931,330 and 1,802,575 shares of our Common Stock, respectively. The preferred stock and warrants are not convertible or exercisable, however, to the extent that the number of shares of Common Stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of Common Stock owned by Vision at such time, the number of shares of Common Stock which would result in Vision beneficially owning in excess of 9.9% of the then issued and outstanding shares of our Common Stock. Vision may waive this ownership cap on 61 days’ prior notice to us. As a result of this ownership cap, Vision beneficially owns 2,541,969 shares of our Common Stock. If Vision waived this ownership cap, it would beneficially own 11,174,966 shares of our Common Stock or approximately 43.7% of our outstanding Common Stock. Vision is deemed to beneficially own these securities, although record ownership of the securities is in the name of Vision Capital Advantage Fund, L.P. and Vision Opportunity Master Fund, Ltd. The address of Vision is 20 West 55th Street, 5th Floor, New York, New York 10019.

(4)
Based on a Schedule 13G and any amendments thereto filed by Bank of America Corporation (“Bank of America”) and other information obtained by the Company. Bank of America owns 2,078,590 shares of Common Stock.  Bank of America also owns 1,272,779 shares of Series A Convertible Preferred Stock and 429,185 shares of Series B Convertible Preferred Stock, which collectively are convertible into 1,701,964 shares of our Common Stock. In addition, Bank of America holds Series A and B Warrants, which entitle it to purchase 1,287,554 and 257,511 shares of our Common Stock, respectively. The preferred stock and warrants are not convertible or exercisable, however, to the extent that the number of shares of Common Stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of Common Stock owned by Bank of America at such time, the number of shares of Common Stock which would result in Bank of America beneficially owning in excess of 9.9% of the then issued and outstanding shares of our Common Stock. Bank of America may waive this ownership cap on 61 days’ prior notice to us. As a result of this ownership cap, Bank of America beneficially owns 2,584,498 shares of our Common Stock. If Bank of America waived this ownership cap, it would beneficially own 5,325,619 shares of our Common Stock or approximately 20.8% of our outstanding Common Stock. Bank of America is deemed to beneficially own these securities, although record ownership of the securities is in the name of Hare & Co. for Blue Ridge Investments, LLC. The address of Bank of America is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(5)
To the Company’s knowledge, Citigroup Inc. and its affiliates (collectively “Citigroup”) own 1,009,891 shares of Common Stock.  Citigroup also owns 1,353,031 shares of Series A Convertible Preferred Stock and 2,062,232 shares of Series B Convertible Preferred Stock, which collectively are convertible into 3,415,263 shares of our Common Stock. In addition, Citigroup holds Series A and B Warrants, which entitle it to purchase 1,237,339 and 1,237,339 shares of our Common Stock, respectively. The preferred stock and warrants are not convertible or exercisable, however, to the extent that the number of shares of Common Stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of Common Stock owned by Citigroup at such time, the number of shares of Common Stock which would result in Citigroup beneficially owning in excess of 9.9% of the then issued and outstanding shares of our Common Stock. Citigroup may waive this ownership cap on 61 days’ prior notice to us. As a result of this ownership cap, Citigroup beneficially owns 2,701,924 shares of our Common Stock. If Citigroup waived this ownership cap, it would beneficially own 6,899,832 shares of our Common Stock or approximately 27.0% of our outstanding Common Stock. Citigroup is deemed to beneficially own these securities, although record ownership of the securities is in the name of Old Lane Cayman Master Fund, L.P., Old Lane US Master Fund, L.P. and Old Lane HMA Master Fund, L.P. The address of the Old Lane entities is 500 Park Avenue, New York, New York 10036.

(6)
Based on Schedule 13G and any amendments thereto filed by QVT Financial, LP and its affiliates (“QVT”) and other information obtained by the Company. QVT owns 442,789 shares of Common Stock.  QVT also owns 844,765 shares of Series A Convertible Preferred Stock, which are convertible into 844,765 shares of our Common Stock. In addition, QVT holds Series A and B Warrants, which entitle it to purchase 772,532 and 9,000 shares of our Common Stock, respectively. The preferred stock and warrants are not convertible or exercisable, however, to the extent that the number of shares of Common Stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of Common Stock owned by QVT at such time, the number of shares of Common Stock which would result in QVT beneficially owning in excess of 9.9% of the then issued and outstanding shares of our Common Stock. QVT may waive this ownership cap on 61 days’ prior notice to us. QVT is deemed to beneficially own these securities, although record ownership of the securities is in the name of QVT Fund LP and Quintessence Fund LP. The address of QVT is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036.

(7)
Based on a Schedule 13G and any amendments thereto filed by The TCW Group, Inc. and its affiliates (collectively, “TCW”) and other information obtained by the Company. TCW owns 420,349 shares of Common Stock.  TCW also owns 563,176 shares of Series A Convertible Preferred Stock and 858,369 shares of Series B Convertible Preferred Stock, which collectively are convertible into 1,421,545 shares of our Common Stock. In addition, TCW holds Series A and B Warrants, which entitle it to purchase 515,021 and 515,021 shares of our Common Stock, respectively. The preferred stock and warrants are not convertible or exercisable, however, to the extent that the number of shares of Common Stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of Common Stock owned by TCW at such time, the number of shares of Common Stock which would result in TCW beneficially owning in excess of 9.9% of the then issued and outstanding shares of our Common Stock. TCW may waive this ownership cap on 61 days’ prior notice to us. As a result of this ownership cap, TCW beneficially owns 2,766,702 shares of our Common Stock. If TCW waived this ownership cap, it would beneficially own 2,871,936 shares of our Common Stock or approximately 11.2% of our outstanding Common Stock. TCW is deemed to beneficially own these securities, although record ownership of the securities is in the name of TCW Americas Development Association L.P. The address of TCW is 1251 Avenue of the Americas, Suite 4700, New York, New York 10020.

(8)
Includes 17,887,446 shares of Common Stock held by Fame Good. Xu Jie, our President, Chief Executive Officer and Chairman of the Board, is also the President and Chief Executive Officer, director and controlling stockholder of Fame Good and as a result is deemed to be the beneficial owner of the securities held by Fame Good. Mr. Xu does not directly own any shares of our Common Stock. Mr. Xu’s business address is Canglongdao Science Park of Wuhan, East Lake Hi-Tech Development Zone, Wuhan, Hubei 430200, People’s Republic of China.

(9)
Includes 7,000 shares held in an IRA account, 2,000 shares held by a corporation controlled by Mr. Karnes, and options to purchase 40,000 shares of Common Stock that are currently exercisable or are exercisable within 60 days of April 28, 2009.

(10)	Includes options to purchase 40,000 shares of Common Stock that are currently exercisable or are exercisable within 60 days of April 28, 2009.

(11)	Includes options to purchase 80,000 shares of Common Stock that are currently exercisable or are exercisable within 60 days of April 28, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of any class of our equity securities, who collectively we generally refer to as insiders, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of Wuhan General.  Our insiders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.  Based solely upon a review of the copies of the forms furnished to us, we believe that during the 2008 fiscal year our insiders complied with all applicable filing requirements.

Stockholder Proposals

The 2010 Annual Meeting of Stockholders is anticipated to be held in June 2010.  Under Rule 14a-8 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, any proposal that a stockholder intends to be presented at the 2010 Annual Meeting via the proxy statement and form of proxy to be distributed by us in connection with the 2010 Annual Meeting, must be received by the Secretary of Wuhan General at our principal executive offices prior to January 14, 2010.  However, if the 2010 Annual Meeting is held on a date more than 30 days before or after June 23, 2010, stockholder proposals for the 2010 Annual Meeting must be submitted a reasonable time before we begin to print and send our proxy materials.  Stockholder proposals received after this date will be considered untimely under Rule 14a-8.

We reserve the right to decline to include in our proxy materials any stockholder’s proposal that does not comply with the rules of the SEC for inclusion therein.  We will furnish copies of the applicable Bylaw provisions that set forth the requirements for a stockholder’s written notice upon written request to the Secretary of Wuhan General at the address listed above.

WUHAN GENERAL GROUP (CHINA), INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 23, 2009

The undersigned hereby revokes all previous proxies, acknowledges receipt of the notice of the 2009 Annual Meeting of Stockholders of Wuhan General Group (China), Inc. (“Wuhan General”) to be held on June 23, 2009 (the “Annual Meeting”) and appoints each of Xu Jie and Haiming Liu as a proxy, each with the power to appoint his substitute, and hereby authorizes each of them to exercise at the Annual Meeting, and at any adjournments or postponements thereof, all the votes to which the undersigned is entitled by virtue of the undersigned’s record ownership of shares of Common Stock of Wuhan General.  The exercise of such votes shall be as set forth herein upon all matters referred to on this proxy card and described in the Proxy Statement for the Annual Meeting, and, in such proxy holder’s discretion, upon any other matters that may properly come before the Annual Meeting.

(Continued and to be signed on the reverse side.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” LISTED IN PROPOSAL 1.

1. To elect seven directors for terms expiring at the 2010 Annual Meeting of Stockholders.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐ FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
NOMINEES: ○ Ge Zengke ○ Huang Zhaoqi ○ David K. Karnes ○ Brian Lin ○ Shi Yu ○ Xu Jie ○ Zheng Qingsong

2.  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder, and in the discretion of the proxy holder as to any other matter that may properly come before the meeting.  IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR ALL NOMINEES” LISTED IN PROPOSAL 1.

PLEASE MARK, SIGN, DATE AND RETURN YOUR EXECUTED PROXYCARD TO US PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder ___________________________  Date: ________________

Signature of Stockholder ___________________________  Date: ________________

NOTE: Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 23, 2009:

The Proxy Statement and the 2008 Annual Report to Stockholders are available at www.wuhangeneral.com/2009AnnualMeeting.